Exhibit 99.2

SHAREHOLDER VOTING AGREEMENT

THIS   SHAREHOLDER   VOTING   AGREEMENT,   dated   as   of   November   11,   2014   (this   "Voting

Agreement"),  is  between UP  Scientech Materials Corp.  ("UP Scientech"),  and Robert H. Miller, Maria C.

Maz, the Thomas and Mario Miller Family Irrevocable Trust U/A/D 12/01/2009 and the Tarija Foundation

(each a "Shareholder" and collectively, the "Shareholders").

WITNESSETH:

Whereas  UP  Scientech  and  Abakan  Inc.  (“Abakan”)  have  entered  into  a  Letter  Agreement  (“Letter

Agreement”) of even date, pursuant to which, UP Scientech shall enter into a share subscription agreement

(“SSA”), a Sales Agency Agreement and acquire the right to participate with Abakan  in certain additional joint venture transactions as detailed in said Letter Agreement; and

Whereas, the Shareholders, individually or as trustees or custodians, subsequent to the closing of the SSA,

shall be the beneficial owners of twenty four million one hundred and twenty thousand (24,120,000) shares or collectively in excess of thirty five percent (35%) of the issued and outstanding voting shares of Abakan's common  stock  (such  shares,  along  with  all  other  shares  of  capital  stock  of  Abakan  acquired  by  each

Shareholder subsequent to the date hereof, are referred to herein collectively as the "Subject Shares"); and

Whereas,  as  a  condition  of  entering  into  the  Letter  Agreement,  UP  Scientech  has  requested  that  the

Shareholders agree, and the Shareholders have agreed, among other things, to vote and commit the Subject

Shares upon the terms and subject to the conditions set forth herein.

Now, therefore, in consideration of the premises and the mutual representations, agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.

Agreement.

(a)

The  Shareholders agree to vote  the Subject  Shares, during the  period between the date hereof  and the Expiration Date (as defined hereinafter), at any special or annual meeting of the shareholders, in favor of electing an individual nominated by UP Scientech to Abakan’s board of directors.

(b)

Prior to the Expiration Date, the Shareholders shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the preceding paragraph (a).

(c)

The  Shareholders  shall  not  vote,  sell,  deal  in,  assign,  pledge,  transfer  or  encumber  in  any manner whatsoever  any of the  Subject  Shares,  except;  1) the  Subject  Shares  may be  sold to  third parties  bound to the terms and conditions similar to those agreed herein; and 2) the Thomas and Mario Miller Family Trust and  the  Tarija  Foundation are  allowed  to  sell  up  to  a  maximum  of  100,000  Subject  Shares  per  quarter.  in the public market in accordance with the rules and regulations of the United States Securities Act of 1993,

as amended.

(d)

Each Shareholder will agree to such other terms and conditions, if any, as may be requested by any underwriter of the Subject Shares or required by any securities regulatory authority having jurisdiction over

Abakan, that do not conflict with this Voting Agreement.

(e)

No  person  executing  this  Voting  Agreement  who  is  or  becomes  prior  to  the  Expiration  Date  a director  of  Abakan,  or  any  successor  thereof,  makes  any  agreement  or  understanding  herein  in  his  or  her

Exhibit 99.2

capacity  as  such  director.  Each  Shareholder  signs  solely  in  his  or  her  capacity  as  the  owner,  trustee  or custodian of the Subject Shares.

2.

Representations and Warranties of the Shareholders. Each Holder hereby represents andwarrants to UP Scientech, severally and not jointly, that:

(a)

this Voting Agreement has been duly executed and delivered by each Shareholder and is the legal,

valid and binding obligation of and fully enforceable in accordance with its terms against such Shareholder;

(b)

no consent of any governmental entity,  beneficiary,  co-trustee or other person is  necessary for the execution, delivery and performance of this Voting Agreement by each Shareholder;

(c)

subsequent to the closing of the SSA, the Shareholders shall be the beneficial owners of twenty four million one hundred and twenty thousand (24,120,000) shares or collectively in excess of thirty five percent

(35%) of the issued and outstanding voting shares of Abakan's common stock;

(d)

each  Shareholder  shall  own  the  Subject  Shares  free  and  clear  of  any encumbrance  other  than  this

Voting Agreement and does not own, directly or indirectly, any other shares of Abakan's common stock or any option, warrant or other right to acquire any shares of Abakan's common stock;

(e)

each Shareholder shall have the power and right to vote all of the Subject Shares;

(f)

except  as  provided  herein,  each  Shareholder  has  not  (i)  granted  any  power-of-attorney  or  other authorization or interest with respect to any of the Subject Shares, (ii) deposited any of the Subject Shares into a voting trust, or (iii) entered into any prior voting agreement or other arrangement with respect to any of the Subject Shares; and

(g)

the  execution,  delivery  and  performance  of  this  Voting  Agreement  by  the  Shareholders  does  not and  will  not  result  in  a  violation  of  any law,  rule,  regulation,  order,  judgment,  injunction,  decree  or  other restriction of any court or governmental authority to which the Shareholders are subject, or its constitutional documents in case of any Shareholder being a trust or foundation.

3.

Covenants  of  the  Shareholders.  Each  Shareholder  hereby agrees  and  covenants  that  during  the period between the  date hereof  and the Expiration Date, any shares of capital stock  of Abakan (including,

without limitation, Abakan's common stock) that any Shareholder purchases or with respect to which such

Shareholder  otherwise  acquires  beneficial  ownership  (including  by  reason  of  stock  dividends,  split-ups,

recapitalizations,  combinations,  exchanges  of  shares  or  the  like)  shall  be  considered  Subject  Shares  and subject to each of the terms and conditions of this Voting Agreement;

4.

Expiration  Date.  This  Voting  Agreement  to  vote  in  favor  for  the  election  of  UP  Scientech’s nominee to Abakan’s board of directors at any annual or special meeting called for the purpose of electing directors  shall  expire  on  the  earliest  of  (a)  the  expiration  of  the  three  (3)  year  commitment  to  so  vote commencing on the date the nominee of UP Scientech is appointed as a director of Abakan; and (b) the date on which UP Scientech’s  ownership of Abakan falls below six percent (6%) on a fully diluted basis (such earliest date being referred to herein as the "Expiration Date").

5.

Notices. All  notices,  requests, claims,  demands and other communications  hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person,

telecopy or by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier

Exhibit 99.2

to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6):

UP Scientech Materials Corp.

No. 5-3, Jianguo Rd.

Guanyin Township

Taoyuan County 32844

Taiwan R.O.C.

Shareholders

Robert H. Miller

4801 Alhambra Circle

Coral Gables, Florida 33146

Maria C. Maz

4801 Alhambra Circle

Coral Gables, Florida 33146

Thomas and Mario Miller Irrevocable Family Trust U/A/D 12/01/2009

3757 Heron Ridge Lane,

Westin, Florida, 33331

Tarija Foundation

4527 West 10th Avenue

Vancouver, British Columbia V6R 2J2

6.

Amendments; No Waivers.

(a)

Any provision of this Voting Agreement may be amended or waived prior to the Expiration Date if,  and  only  if,  such  amendment  or  waiver  is  in  writing  and  signed,  in  the  case  of  an  amendment,  by  UP

Scientech and each of the Shareholders or in the case of a waiver, by the party or parties against whom the waiver is to be effective.

(b)

No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as  a  waiver  thereof  nor  shall  any  single  or  partial  exercise  thereof  preclude  any  other  or  further  exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.

Expenses. All costs and expenses incurred in connection with the preparation and furtherance of this Voting Agreement shall be paid by the party or parties incurring such cost or expense.

8.

Successors and Assigns. The provisions of this Voting Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Voting Agreement without the prior written consent of the other parties hereto.

9.

Non-Survival  of  Representations  and  Warranties.  All  representations,  warranties  and  agreements made  by the  Shareholders  and  UP  Scientech  in  this  Voting Agreement  shall  promptly  terminate  upon  the

Expiration Date.

Exhibit 99.2

10.

Parties in Interest. Nothing in this Voting Agreement is intended to provide any rights or remedies to any person other than the parties hereto.

11.

Counterparts. This Voting Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original but all of which taken together shall constitute one and the same agreement.

12.

Governing  Law.  This  Voting  Agreement  will  be  construed  and  enforced  in  accordance  with  and governed by the laws of the State of Florida, without reference to principles of conflicts of law. Each of the parties  consents to the jurisdiction of the federal  courts whose districts encompass  any part of the  State of

Florida  in  connection  with  any  dispute  arising  under  this  Voting  Agreement  and  hereby  waives,  to  the maximum extent permitted by law, any objection, including any objection based on forum non conveniens,

to the bringing of such proceeding in such jurisdictions.

13.

Jury Trial  Waiver. EACH  PARTY HERETO  HEREBY WAIVES ALL  RIGHTS TO TRIAL BY

JURY  IN  ANY  ACTION  OR  PROCEEDING  INSTITUTED  BY  EITHER  OF  THEM  AGAINST  THE

OTHER THAT PERTAINS DIRECTLY OR INDIRECTLY TO THIS VOTING AGREEMENT.

14.

Specific  Performance.  The parties  hereto  agree  that  irreparable  damage  would  occur  in the  event any provision  of this  Voting  Agreement  was  not  performed  in  accordance  with the  terms  hereof  and that,

in  addition  to  any remedy to  which  they  are  entitled  at  law  or  in  equity,  the  parties  shall  be  entitled  to  an injunction or injunctions to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement without the need to post a bond or prove special damages.

15.

Interpretation.  The  descriptive  headings  contained  in  this  Voting  Agreement  are  included  for convenience of reference only and  shall not affect in any way the meaning or interpretation of this Voting

Agreement.  When a  reference is  made  in this Voting Agreement  to a Section,  such reference shall  be to a

Section of this Voting Agreement unless otherwise indicated. Whenever the words "include," "includes" or

"including" are used in this Voting Agreement they shall be deemed to be followed by the words "without limitation."

16.

Entire Agreement. This Voting Agreement and the related irrevocable proxy constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral  and  all  contemporaneous  agreements  and  understandings  with  respect  to  the  subject  matter  hereof.

Each  party  acknowledges  and  agrees  that  no  other  party  hereto  makes  any  representations  or  warranties,

whether express or implied, other than the express representations and warranties contained herein.

17.

Severability.  If  any  term  or  other  provision  of  this  Voting  Agreement  is  held  to  be  invalid  or unenforceable  by  a  court  of  competent  jurisdiction,  this  Voting  Agreement  shall  be  interpreted  and enforceable  as  if  such  provision  were  severed  or  limited,  but  only  to  the  extent  necessary  to  render  such provision of this Voting Agreement enforceable.

IN  WITNESS  WHEREOF,  each  of  the  parties  hereto  has  executed  this  Voting  Agreement  as  of  the  date first set forth above.

UP SCIENTECH MATERIALS CORP.

Exhibit 99.2

/s/ George Chang

By: George Chang

Chairman

Shareholders

ROBERT H. MILLER

/s/ Robert H. Miller

Robert H. Miller

MARIA C. MAZ

/s/ Maria C. Maz

Maria C. Maz

THOMAS AND MARIO FAMILY IRREVOCABLE TRUST U/A/D 12/01/2009

/s/ Dennis Goetz

By: Dennis Goetz

Trustee

TARIJA FOUNDATION

/s/ Robert H. Miller

By: Robert H. Miller

Trustee